Nature’s Sunshine Products, Inc.
Fourth Quarter and Full Year 2015 Earnings Conference Call
February 25, 2016 - 2:30 PM MT

Richard Strulson, General Counsel & Chief Compliance Officer of Nature’s Sunshine Products.

Good afternoon and thanks to all of you for joining our conference call to discuss our fourth quarter and full year 2015 financial results. This call is available for replay in a live webcast that we posted on our website at www.naturessunshine.com, in the Investors section.

The press release which was issued this afternoon at approximately 4:00 p.m. Eastern Time, and the information on this call contain certain forward-looking statements, which are based on a number of assumptions that are subject to change and involve known and unknown risks, uncertainties, or other factors which may not be under the Company’s control. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “expect,” “will” and other similar expressions.

Forward-looking statements are not guarantees of future performance and the actual results, performance, or achievement of the Company may be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those factors disclosed in the Company’s annual report on Form 10-K, under the caption Risk Factors, and other reports filed with the Securities and Exchange Commission. The press release and the information on this call speak only as of today’s date and the Company disclaims any duty to update the information provided herein and therein.

I will now turn the call over to Greg Probert, Chairman and CEO of Nature’s Sunshine Products.

Greg Probert, Chairman and CEO of Nature’s Sunshine Products.

Thanks Rich. Good afternoon everyone and thank you for your participation in today’s call. Joining me today is Steve Bunker, our Executive Vice President, CFO, and Treasurer.

Despite the macro factors weighing on our top-line, 2015 was a pivotal year for Nature’s Sunshine as we put the pieces into place to help generate long-term growth and improved profitability. Namely, we achieved progress through the successful submission of our direct-selling license application in China through our joint venture with Fosun Pharma; solid execution in four of our five global markets, including NSP United States and NSP Canada which both posted their sixth consecutive quarters of year-over-year local currency sales growth; a return to growth in our key market of Synergy Korea as well as continued growth in Synergy Japan and Synergy Indonesia; the introduction of 43 new products, two of which - ProArgi-9+ and CardioxLDL - are patent-pending; and the grand opening of our new multi-million dollar R&D lab - “The Hughes Center for Research & Innovation.” Further, we successfully realized $10 million of annualized operating income improvement by the end of the year through reductions of SG&A expenses, streamlining operations, and the implementation of price increases in certain markets.

Turning to some key sales highlights for the year… 2015 net sales of $325 million were down 6.7% on a local currency basis as broader declines in NSP Russia, Central and Eastern Europe steepened. Excluding the declines in NSP Russia, Central and Eastern Europe, revenue was basically flat with the prior year.

Now turning to our segment results. NSP Americas’ fourth quarter sales of $43.1 million increased by 1.1% year-over-year in local currencies and represented 54% of total company sales.

As mentioned, NSP U.S. and NSP Canada both achieved their sixth consecutive quarters of year-over-year local currency growth of 1.2% and 2.7%, respectively. The fourth quarter also marked the second quarter of year-over-year growth over a prior year growth quarter in the U.S. as well as increased sales to existing members.

Our IN.FORM business model, which focuses on both weight management and building a daily habit of health, continues to fuel this growth and is gaining momentum. Through the end of the fourth quarter, we certified 1,343 coaches and 430 groups are currently up-and-running which helped drive improvements in distributor recruiting and engagement. The incremental additions of coaches and groups during the fourth quarter saw triple digit increases versus levels in the prior year quarter. Further contributing to growth has been our retail segment where we continue to gain traction through our key retail account management tools as well as new product launches.

Our 2015 product launches continued to perform well with sales of products related to the IN.FORM line growing 20% year-over-year during Q4. Another meaningful contributor of growth has been the re-launch of our updated and extended line of authentic essential oils, resulting in year-over-year growth of approximately 67%. Nutribiome, a shelf stable probiotic we launched in September 2015, also contributed sales of over $200 thousand in Q4, followed by meaningful improvements in our Love and Peas and Cleanstart product lines.

Moving to Latin America, sales were flat year-over-year in local currencies. While we’ve experienced significant headwinds in this region due to the loss of key products as a result of changing product registration regulations, we’ve been able to stabilize this decline somewhat as a result of our efforts to transition our markets to adopt the IN.FORM program. During the quarter, we expanded IN.FORM to 7 additional cities in Colombia and 5 additional cities in Ecuador. Our IN.FORM products, which are classified as functional food products, are not subject to the same stringent regulatory requirements as the herbal remedies we’ve been transitioning away from selling in the region. Going forward, we will continue to roll-out IN.FORM to additional cities to help facilitate adoption.

Despite a difficult environment in Mexico, where 20 products representing 37% of sales have been lost due to changing regulatory requirements, sales in the fourth quarter of 2015 were only down 0.8% year-over-year due to the continued adoption of IN.FORM.

Turning to Synergy. Fourth quarter sales of $29.0 million increased by 2.2% year-over-year in local currencies and represented 36% of total company sales. The increase was primarily driven by growth in Synergy Asia - namely Indonesia, Japan and Korea - and was offset by continued declines in North America and Europe.

As I alluded to last quarter, we are taking steps with Synergy to streamline our focus from multiple product strategies to a more cohesive sales method, including a unified product offering geared towards detox, weight management and a daily habit of health. This will be a prime focus of ours in 2016 and we plan to dedicate resources towards product registration, educating our existing leaders and distributors and attracting new leaders. Our patent-pending ProArgi-9+ formula, which continues to be a top selling product in all major Synergy markets, has been a positive start in this direction. We are confident that developing this unified product approach in all of our Synergy regions will help drive long-term, sustainable growth in this segment.

Turning to Indonesia… this market once again achieved strong sales growth during the quarter, increasing 36.9% year-over-year in local currency. This growth came on the heels of our successful summit in Indonesia which was attended by over 1,200 and helped drive re-engagement among our existing leaders. Growth was further driven by new distributor leadership as well as the implementation of a modified sales system that continues to gain momentum.

In Synergy Japan, sales in the fourth quarter grew by 28.9% year-over-year in local currency. Sales growth has been supported by the continued implementation of a sales system adopted from our Korean distributors as well as a successful summit we held in the region in November which was attended by over 800.

In South Korea, net sales increased by 13.0% year-over-year in local currency, marking its first quarter of year-over-year growth and second sequential growth quarter following several quarters of decline. Over the course of the year, we worked hard to stabilize and grow this business through the introduction of Home Health Parties and an expanded social media strategy to acquire new customers. We also held a very successful summit during the quarter, which was attended by over 3,500 people, where we introduced a significant new replacement formula for VitaPak Cello and a new product Essential Greens, which both contributed meaningfully to sales.

In Europe, sales decreased by 17.8% year-over-year in local currency primarily due to declines in the Scandinavian and Germanic regions. The decline was further magnified by last year’s launch of SLMSmart and E9 energy drink which were heavily promoted during the prior year period and drove sales momentum through new customer acquisitions and price increases. To reignite growth in Europe, we are focused on a number of things. First, we hired a new VP of Europe, Carmelo D’anzi, who is based in Europe and will be responsible for overseeing the launch of new sales and marketing initiatives in the region that have proven successful in Asia as well as distributor recruitment and engagement initiatives. Further, we will continue with our Elite Honors Club, a program designed to increase the consumer base and teach sustainable business building behavior.

Net sales in Synergy North America remain under pressure with a decline of 22.0% year-over-year primarily as a result of reduced Distributor recruiting. Our goal in 2016 will be to work towards stabilizing this region which we plan to do by placing greater emphasis on our successful ProArgi-9+ product as well as implementing initiatives to more effectively support Distributor recruiting, training and motivation. In addition, we are right-sizing SG&A spend to maintain profitability.

Turning to NSP Russia, Central and Eastern Europe. Net sales of $6.8 million represented 9% of total company sales and decreased 34.7% over the prior year. The decline in this segment, caused by geopolitical and macroeconomic factors, comprised approximately half of our consolidated net sales decline for the quarter.

The ongoing political unrest since Q1 2014 has continually reduced the number of independent managers, distributors and customers buying and distributing our products in the affected regions due to reduced purchasing power. Depressed oil prices at the end of 2014 and throughout 2015, further devalued the Russian Ruble and Ukrainian Hryvnia, which has resulted in a sharp increase in the local cost of our products as our product pricing in the region is pegged to the U.S. dollar.

Throughout 2015, we implemented various initiatives aimed at supporting and retaining our managers, distributors and customers through the introduction of new product kits and the “Fast Start” program to facilitate recruiting as well as promotional activities, discounts and training. The product kits we introduced throughout the year including the Digestive System, Daily Nutrition, Healthy Bones, Children’s Kit, Healthy Joints, and Smart Family kit, helped generate over $1.2 million in gross sales.

While we still do not expect conditions to improve in the foreseeable future, sales have more or less stabilized in the region over the last four quarters. Importantly, the fourth quarter was the first sequential growth quarter in two years. We view Russia, Central and Eastern Europe as a very important direct selling market and plan to continue supporting our independent Distributors in the region. We have a highly variable cost structure which allows us to maintain profitability through these adverse market conditions and we remain very well positioned through our strong partnership with our local partner to reignite growth once the situation stabilizes.

Turning now to China and New Markets. Fourth quarter net sales for the segment, which currently only includes our wholesale business, decreased 16.9% year-over-year to $1.0 million and represented approximately 1% of total company sales. The decrease in net sales was primarily due to the conversion of NSP Peru and United Kingdom, which were direct selling markets, to wholesale markets in 2014. Currently, there are no managers or distributors in the China and New Markets segment.

Turning now to China. Our focus in 2015 has been on building a strong foundation with the support of our joint venture partner, Fosun Pharma, to accelerate revenue growth. We’re pleased to announce we’ve successfully submitted our direct selling license application in Beijing and that our strategic direction and launch timing are on track for the third quarter of 2016.

Under the leadership of Paul Noack, our President of China and New Markets, we made several additional key hires during 2015 to support a successful launch phase. In regard to product, we designed and developed new product packaging for a premium look and feel as well as furthered the blue cap registration and general food importation process. In certain instances, we also updated formulas for products to meet Chinese regulations. On the sales and marketing front, we’ve been working on fine tuning our product offering, branding and sales proposition. In addition, we secured a plant in Hangzhou to service some of our future manufacturing needs for the region, in the future.

We are incredibly excited to launch operations in China through both direct selling and e-commerce channels and view this opportunity as highly strategic and complementary to our existing operations. We look forward to keeping you updated on our progress in China over the next several quarters.

Before I conclude, I would like to reiterate our capital allocation priorities which are centered on investments in our business to drive long-term growth as well as returning capital to our shareholders. We are going to continue to make investments where we see the most growth potential, such as in China, Europe and Asia Pacific. We are also continuing to invest in our Oracle ERP implementation project which remains on-track to go-live in January 2017. And we continue to declare and pay quarterly cash dividends, which demonstrates the confidence our management and Board have in the long-term growth prospects of the business.

To conclude, 2015 has been a very productive year for us at Nature’s Sunshine and I’m very pleased with the many efforts we’ve made towards reigniting growth in our business. We look forward to the year ahead and for our various growth initiatives to begin bearing fruit in the coming quarters.

With that, I’ll turn the call over to Steve to review our fourth quarter financial.

Steve Bunker, CFO of Nature’s Sunshine Products, Inc.
Thanks, Greg, and good afternoon everyone. Net sales in the quarter were $80.0 million, down 7.7% from $86.7 million in the same quarter last year. On a local currency basis, net sales decreased 3.2% year-over-year. The decrease was primarily driven by a $3.8 million reduction in net sales revenues in the NSP Russia, Central and Eastern Europe segment coupled with a $3.8 million unfavorable impact from foreign currency exchange rate fluctuations. Excluding the net sales revenue declines in NSP Russia, Central and Eastern Europe, net sales for the remaining business segments increased by 1.2% year-over-year in local currency.

Cost of sales were $21.8 million, down from $23.5 million in the year ago period. Cost of sales increased slightly as a percentage of net sales in the fourth quarter by 0.1% to 27.2% as compared to the prior year quarter. The strengthening of the U.S. dollar against the local currencies in many of our foreign markets increased cost of sales by approximately 1.3% in the fourth quarter of 2015, which made our products manufactured in the U.S. more expensive in those markets. This increase was mostly offset by increased inventory reserves in the fourth quarter of 2014.

As a result, gross margin fell slightly to 72.8% compared to 72.9% in the year ago period primarily as a result of the decline in revenue and the increased cost of sales percentage during the fourth quarter.

Volume incentives accounted for 36.4% of net sales in the fourth quarter, a slight decrease from 36.6% of net sales in the same period last year. The decrease was primarily due to market mix changes from declines in the NSP Russia, Central and Eastern Europe market, which pay higher sales commission rates than our global average. Volume incentives are a significant part of our network marketing program and are designed to incentivize higher product sales. Volume incentives vary slightly on a percentage basis by product due to pricing policies and commission plans in place, and by the sales mix in our various markets.

Selling, general and administrative expenses were $26.9 million, down $3.7 million, or 12.3% percent compared to $30.6 million in the same period a year ago. During the fourth quarter of 2015, our investment in China was $1.8 million as compared to $1.0 million in the year-ago period. Selling, general and administrative expenses as a percent of net sales were 33.7% in the fourth quarter, down 1.6% as compared to 35.3% in the prior year quarter. The decrease in SG&A as a percentage of net sales was primarily due to decreases in management service costs in the NSP Russia, Central and Eastern Europe segment from lower net sales; favorable exchange rate changes due to the strengthening of the U.S. dollar; the restructuring plan we initiated earlier in the year; and a reduction in U.S. health care and other benefit costs.

These items were partially offset by $0.6 million of non-recurring restructuring charges to streamline our operations as well as $0.8 million of increased investment in China of for the fourth quarter of 2015.

Operating income increased over 150% to $2.2 million, or 2.6% of net sales, from $0.8 million, or 1.0% of net sales, in the prior year period. The increase was primarily due to lower selling, general and administrative expenses as a percentage of net sales compared to the prior year period.

By the end of the year, we successfully realized $10 million of annual operating income improvement through reductions of SG&A expenses; streamlining our operations and refocusing our activities on profitable growth opportunities; and the implementation of price increases in certain markets. This improvement was somewhat offset by the currency impact of the strong dollar and our investment in China.

Adjusted EBITDA, as defined in our earnings press release as net income from continuing operations before taxes, depreciation, amortization and other income adjusted to exclude share-based compensation expense, increased 73.1% to $4.6 million in the fourth quarter as compared to $2.6 million in the fourth quarter of 2014 due to the aforementioned improvements in operating income.

The effective income tax rate for the fourth quarter of 2015 was a benefit of 51.9% as compared to 26.1% in the fourth quarter of 2014. The current quarter’s effective tax rate was significantly lower than the U.S. federal statutory tax rate of 35.0% due to adjustments to valuation allowances related to foreign tax credits, offset partially by the impact of current year losses in China that currently do not provide a tax benefit.Net income from continuing operations for the quarter was $3.3 million or $0.19 per diluted share, as compared to $0.9 million or $0.05 per diluted share, in the year-ago period. The quarter’s diluted Earnings per Share were impacted by several factors including a $0.10 per share impact from our investment in China, which excludes tax benefits expected to be realized in future quarters; a $0.04 per share impact from foreign currency translation losses; and a $0.02 per share impact from the net sales decline in our Russia, Central and Eastern Europe segment, and, were offset by a $0.10 per share difference due to favorable changes in the effective tax rate year-over-year.

Diluted Earnings per Share for the prior year quarter were unfavorably impacted by $0.05 of our investment in China, which excluded tax benefits expected to be realized in future quarters.

Turning to the balance sheet. Cash and cash equivalents at December 31, 2015 were $41.4 million, down from $58.7 million at December 31, 2014. The lower cash balance primarily reflects cash outflows during the year of $7.5 million to pay dividends; $6.6 million to repurchase shares of common stock; and $21.9 million of capital expenditures, which is inclusive of $16.7 million of investments in our Oracle ERP implementation. These cash outflows were partially offset by net income of $13.7 million and proceeds from the exercise of stock options of $3.9 million.

Inventory levels at December 31st were down 4.8% from December 31, 2014 levels, and we have approximately $101.5 million in current assets.

Today, our Board of Directors also approved a regular quarterly cash dividend of $0.10 per share, payable on March 22, 2016, to shareholders of record as of the close of business on March 11, 2016. Dividend payments were $1.9 million during the fourth quarter of 2015 and were $7.5 million for the full year.

In addition, we completed share repurchases in 2015 under our $20 million share repurchase program in which we repurchased 501,000 shares of common stock for $6.6 million. At December 31, 2015, the remaining balance available for repurchases under the program was $13.4 million.

Despite challenges we’ve faced that have inhibited our top-line growth, our balance sheet remains healthy. Our strong cash flow generation provides us with ample liquidity and capital resources to continue executing on our key growth initiatives, namely our entry into China, while continuing to return excess cash to our valued shareholders. We look forward to building upon this momentum in 2016.

With that, I will turn the call over to the Operator for questions. Operator?

Q&A Session

Operator: [Operator Instructions] And our first question comes from Gregg Hillman of First Wilshire Securities Management.

R. Gregg Hillman: Greg, about IN.FORM in Colombia, Mexico and the other country, is that the same as in the United States when you train your distributors and -- I mean, train people? Or is that like a different IN.FORM?
Gregory L. Probert, Chairman and Chief Executive Officer: No. It's actually the -- our strategy is to have a consistent business system around IN.FORM. So we don't necessarily have every identical product. But in cases where we don't, due to regulatory, we will find a similar bioactive product. So the philosophy and the program remains the same. And I think as we roll out the next generation, which we'll be launching in April in our the U.S. convention, we will continue to drive that initiative. And as I said in my prepared comments, that's responsible for the driving growth in the United States as well as we anticipate that will be a growth driver in all of Latin America going forward.
R. Gregg Hillman: Okay. So when you gave the figure of like 1,400 people, people that have been trained in IN.FORM or health coaches and 430 groups, does that include the groups in Colombia? Or is that...
Gregory L. Probert, Chairman and Chief Executive Officer: No, that's U.S. only.
R. Gregg Hillman: Okay. But you do have groups going in Colombia, the 3 other countries you mentioned you have --
Gregory L. Probert, Chairman and Chief Executive Officer: Yes, we do. We have ongoing in Mexico, Ecuador and Colombia as well, which -- yes, those are obviously our 3 biggest markets in Latin America and comprise a significant amount of our Latin American revenue, and as well as Canada. So if you look at our top 5 markets in the Americas region, we have launched IN.FORM in all 5 of those.
R. Gregg Hillman: Okay. And you're getting traction in the system, the mow works in other countries too, the health coach?
Gregory L. Probert, Chairman and Chief Executive Officer: Yes. I mean, I think I quoted some facts in Mexico that despite losing a significant amount of our products that represented over 1/4 of our revenue, through IN.FORM and traction we're getting, we're able to minimize that decline. And had we not had IN.FORM, our decline would have been much bigger. So we're getting significant traction and -- in spite of regulatory losses in the other side of our business.
R. Gregg Hillman: Okay. And then similarly, on Synergy, you're trying to use a consistent model across the countries now in Synergy. Is that correct?
Gregory L. Probert, Chairman and Chief Executive Officer: Right. That's correct. And I think I've talked about that in prior quarters. So the daily method of operation that we have in Asia, which is the reason that you saw a pretty phenomenal growth in countries like Korea and Japan and Indonesia, where they do have a unified system. We will be looking to do that not only in Europe, but also in North America. And we hope that implementing that and one product system will stop the decline in those regions and show growth similar to what we're seeing in Asia.
R. Gregg Hillman: And Greg, how is that different than IN.FORM, the product? Because it's weight loss, how is it different? You don't have health coaches in those countries, right?
Gregory L. Probert, Chairman and Chief Executive Officer: No. We do it through more of a traditional direct selling model, but it's not dissimilar in the fact that the new program that we're launching is, again, built around -- it's a holistic program built around metabolic dysfunction supported by gut -- by gut health and improving the gut biome. So the philosophy that we're using is the same, and it's actually the same philosophy that we're using from a product standpoint in
China.
R. Gregg Hillman: Okay. And then ProArgi would just be an overlay over that once you get that going with the distributors, they'll also sell ProArgi?
Gregory L. Probert, Chairman and Chief Executive Officer: ProArgi-9 will be a component of the system. And so I think, right now, it's a stand-alone product. It's a fantastic product. And as I mentioned, we have a patent pending on it, so it's our #1 selling product in Synergy. As you know, many other companies have ProArgi-9-type products. We're very proud of the fact that our proprietary blend is significantly more bio available. And because of that, we filed for a patent in
-- U.S. patent and, therefore, we think it's the cornerstone of any program we do going forward, but we want to incorporate it into a holistic program as opposed to just looking at it as a stand-alone SKU.

Operator: Our next question comes from Nelson Obus of Wynnefield Capital.
Nelson Jay Obus: I'm looking at the part of the press release that gives an account of managers in the various geographical areas. And the question really relates to the cyclical versus countercyclical component of the business, focusing specifically on NSP Russia, Central and Eastern Europe. Because if you look at that, the managers are slightly down in NSP Americas, slightly down at Synergy WorldWide, but they're actually up in Russia, Central and Eastern Europe. Now the only thing I can conclude there is that there may be a countercyclical aspect, but I don't know, would you comment on that?
Stephen M. Bunker, Chief Financial Officer, Executive Vice President and Treasurer: Okay. Yes, Nelson, this is Steve. With respect to NSP Russia, Central and Eastern Europe, we've been doing a lot with respect to some of the kits. And the kits is -- with respect to, I think Greg alluded to the different kits that we've added there, and that's helped us to retain some of the customers. And after a pretty good decline in customers over the last couple of years, this has been the first quarter where we've had the year-over-year growth in a couple of years. And so we've been able to do some discounting, do some strategic things with the kids that has driven some increaes in managers most recently and customers.
Nelson Jay Obus: So it's specific, it's not macro. Although I could understand if you can't get a job in a normal manner, you might want to become a manager. I mean, that -- specially if you make it easy for people. I would suspect that, that would -- that might help. And my last question was, as far as the Information Technology upgrade, and I know it's evolved a little bit as we've gone forward, but how much more do we need to invest in that to get it to kind of where you hoped it to be -- or you hope it will be?
Stephen M. Bunker, Chief Financial Officer, Executive Vice President and Treasurer: Nelson, we're on the -- really on the tail end of the spending. We spent $16.7 million last year and close to $20 million the year before. Most of the work with consultants is completed. We have -- and the knowledge transfer has been done to the company with our internal people very involved with the consultants through that process. And so as we move forward this year, we'll see the spending probably closer to the $5 million range and with a lot of the work done internally to go forward with the implementation in January of 2017.
Nelson Jay Obus: And just to clarify this, whatever we spent or let's just say, again, what was the number we spent this year for that?
Stephen M. Bunker, Chief Financial Officer, Executive Vice President and Treasurer: $16 million -- just over $16 million.
Nelson Jay Obus: Is that $16 million in net cash provided by operating activities of $10.1 million? Or is it apart from that?
Stephen M. Bunker, Chief Financial Officer, Executive Vice President and Treasurer: It's in the -- it's not in the cash from operating activities, it's in the cash flow from investing activities under purchase of property, plant and equipment.
Nelson Jay Obus: Okay. Okay. So it's been capitalized a little bit? Not --
Stephen M. Bunker, Chief Financial Officer, Executive Vice President and Treasurer: Yes, it's been capitalized.
Nelson Jay Obus: Okay. It's not flowed through. Okay. But we're going to see an end to that. Good enough. And we'll see where it takes us. Good.

Operator: And our next question is a follow-up from Gregg Hillman of First Wilshire Securities Management.

R. Gregg Hillman: Yes, I was wondering if you could talk about China a little bit more. Number one, in terms of what hurdles here remain regulatory-wise to finally get your license. And then once you do get your license, are you going to open it up to distributors in other countries to go in there and start downlines? And also, can you maybe talk about the product focus when you do open up in China.
Gregory L. Probert, Chairman and Chief Executive Officer: Okay. Gregg, on the license, we are proceeding as expected, so we have gotten through central authority and now we're looking at provisional authority and that will take a few months, we think. So again, we're at the later stages of the process. And as we said, we expect to get our license and launch the business in Q3 of this year. So everything is proceeding along nicely and as anticipated. When we open China, we -- no, we don't allow people from outside China distributors to go into China. So that's not something we're looking at. And I think your last question was on the product strategy. So there, we're using a product strategy of a 30-day purity, which is sort of a detox, cleansing and nutribiome-building kit, which will then go into kits built around systems philosophy. So we have a weight loss kit, an immune kit, a skincare kit and a cardiovascular kit. So again, it's a kitted program or product strategy, and we think it will be a very vibrant and best-in-class products with -- including a couple of our patented products included in those systems. So we're very excited about the product strategy and we're very excited to get our direct selling license.
R. Gregg Hillman: But how are you going to recruit the direct sellers, to begin with? Who -- where are the beginning people going to come from?
Gregory L. Probert, Chairman and Chief Executive Officer: Well, we're going to attract distributors like any direct selling company does. I think we're painting a great picture of a company that has been around for 43 years. We're a stable company. We have a rich heritage of quality. Now with our Hughes Center, we have science-based innovation. And I think it's just -- we have a compelling compensation plan. We have a compelling digital strategy. And so I think it's like you do in any country in any direct selling, is you pay a great vision and a great company and you offer a better mousetrap, and you attract distributors and leaders.
R. Gregg Hillman: And you advertise -- you use like normal media to attract people to meetings where you talk about the opportunity?
Gregory L. Probert, Chairman and Chief Executive Officer: No. As always, this is a people-to-people, belly-to-belly selling opportunity and networking.
R. Gregg Hillman: Okay. So you're going to start recruiting people that have already experience in MLMs in China?
Gregory L. Probert, Chairman and Chief Executive Officer: I think we'll do both, like you always do.

Operator: And ladies and gentlemen, showing that there are no further questions, I would like to turn the floor back over to Greg Probert for any closing comments.

Gregory L. Probert, Chairman and Chief Executive Officer: Well, thanks again for your support and for participating in today's call. Just to let you know, in late March, we'll be presenting at Sidoti's Emerging Growth Conference in New York, and we hope to see many of you there. Thank you, and have a great day.

Operator: And ladies and gentlemen, this concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.